                           EXCHANGE APPLICATIONS, INC.
                               D/B/A XCHANGE, INC.
                                 89 SOUTH STREET
                                BOSTON, MA 02111

                    NOTICE OF SPECIAL MEETING OF STOCKHOLDERS

TO THE STOCKHOLDERS OF EXCHANGE APPLICATIONS, INC.:

NOTICE IS HEREBY GIVEN that a Special Meeting of Stockholders of Exchange Applications, Inc. (the "Company") will be held at the offices of Bingham Dana LLP, 16th Floor, 150 Federal Street, Boston, MA 02110, on Tuesday, November 20, 2001, at 10:00 a.m., local time, for the following purposes:

     1. To consider and act upon a proposed amendment to the Company's Certificate of Incorporation, if the Board of Directors determines that such action is in the best interests of the Company and its stockholders.

          (a) Amend the Company's Certificate of Incorporation to effect a twenty-for-one (20:1) reverse stock split.

          (b) Amend the Company's Certificate of Incorporation to effect a thirty-for-one (30:1) reverse stock split.

          (c) Amend the Company's Certificate of Incorporation to effect a forty-for-one (40:1) reverse stock split.

     2. To ratify the action of the Board of Directors in amending the 1998 Stock Incentive Plan to increase the number of shares of common stock authorized for issuance thereunder from 9,400,000 to 46,600,000 (to be adjusted accordingly if the reverse splits contemplated in Proposal No. 1 above are approved);

     3. To approve the issuance of shares of common stock upon conversion of shares of Series A Convertible Redeemable Preferred Stock; and

     4. To transact such other business as may properly come before the Meeting or any adjournments or postponements thereof.

       The Board of Directors has fixed the close of business on September 28, 2001 as the record date for the determination of stockholders entitled to notice of, and to vote at, the Special Meeting of Stockholders and any adjournments or postponements thereof. Accordingly, only stockholders of record at the close of business on September 28, 2001 will be entitled to notice of, and to vote at, such meeting or any adjournments thereof.

                                           By order of the Board of Directors

                                           /s/ J. Chris Wagner
                                           -------------------------------------
                                           J. CHRIS WAGNER
                                           PRESIDENT AND CHIEF EXECUTIVE OFFICER

October 22, 2001

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NOTE: THE BOARD OF DIRECTORS SOLICITS THE EXECUTION AND PROMPT RETURN OF THE ACCOMPANYING PROXY. WHETHER OR NOT YOU EXPECT TO BE PRESENT AT THE MEETING, PLEASE

             COMPLETE, DATE, SIGN AND MAIL THE ACCOMPANYING PROXY AND PROMPTLY RETURN IT IN THE PRE-ADDRESSED ENVELOPE PROVIDED FOR THAT PURPOSE. IF YOU ATTEND THE MEETING, YOU MAY WITHDRAW ANY PROXY GIVEN BY YOU AND VOTE YOUR SHARES IN PERSON.
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                           EXCHANGE APPLICATIONS, INC.
                               D/B/A XCHANGE, INC.
                                 89 SOUTH STREET
                                BOSTON, MA 02111
                                 ---------------

                                 PROXY STATEMENT
                         SPECIAL MEETING OF STOCKHOLDERS
                         TO BE HELD ON NOVEMBER 20, 2001
                                 ---------------

                               GENERAL INFORMATION


PROXY SOLICITATION

    This Proxy Statement is furnished to the holders of the common stock, $.001 par value per share ("Common Stock"), of Exchange Applications, Inc. d/b/a Xchange, Inc. (the "Company") in connection with the solicitation of proxies on behalf of the Board of Directors of the Company for use at the Special Meeting of Stockholders to be held on November 20, 2001 (the "Meeting"), or at any adjournment or postponement thereof, pursuant to the accompanying Notice of Special Meeting of Stockholders. The purposes of the Meeting and the matters to be acted upon are set forth in the accompanying Notice of Special Meeting of Stockholders. The Board of Directors knows of no other business that will come before the Meeting.

    This Proxy Statement and proxies for use at the Meeting will be first mailed to stockholders on or about October 22, 2001, and such proxies will be solicited chiefly by mail, but additional solicitations may be made by telephone or telegram by the officers or regular employees of the Company. The Company may enlist the assistance of brokerage houses in soliciting proxies. All solicitation expenses, including costs of preparing, assembling and mailing proxy material, will be borne by the Company.

REVOCABILITY AND VOTING OF PROXY

    A form of proxy for use at the Meeting and a return envelope for the proxy are enclosed. Stockholders may revoke the authority granted by their execution of proxies at any time before their effective exercise by filing with the Secretary of the Company a written revocation or a duly executed proxy bearing a later date or by voting in person at the Meeting. Shares represented by executed and unrevoked proxies will be voted in accordance with the choice or instructions specified thereon. If no specifications are given, the proxies intend to vote the shares represented thereby to approve Proposal Nos. 1, 2, and 3 as set forth in the accompanying Notice of Special Meeting of Stockholders and in accordance with their best judgment on any other matters that may properly come before the Meeting.

RECORD DATE AND VOTING RIGHTS

    Only stockholders of record at the close of business on September 28, 2001 are entitled to notice of, and to vote at, the Meeting or any adjournment or postponement thereof. As of September 28, 2001, the Company had outstanding 34,373,820 shares of Common Stock, each of which is entitled to one vote upon the matters to be presented at the Meeting. Additionally, there are currently outstanding

5,325,645 shares of preferred stock ("Preferred Stock"), each of which is entitled to vote upon matters presented at the Meeting on an "as-if" converted basis. The shares of Preferred Stock are currently convertible into 6,488,781 shares of Common Stock. The presence, in person or by proxy, of a majority of the issued and outstanding shares of Common Stock will constitute a quorum for the transaction of business at the Meeting. Proposal No. 1, approval of amendment to the Company's Certificate of Incorporation, requires the affirmative vote of holders of a majority of the outstanding shares of the Company's Common Stock. All other matters submitted to the stockholders will require the affirmative vote of a majority of shares present in person or by proxy at which a quorum is present, as required under Delaware law for approval of prososals presented to shockholders. Votes withheld, abstentions, and broker "non-votes" are counted as present or represented for purposes of determining the presence or absence of a quorum for the Meeting. A broker "non-vote" occurs when a nominee holding shares for a beneficial owner does not vote on one or more proposals because the nominee does not have discretionary voting power and has not received instructions from the beneficial owner. Abstentions are included in the number of shares present or represented and voting on each matter. Broker "non-votes" are not so included.

    Stockholders of the company are requested to complete, sign, date and promptly return the accompanying Proxy Card in the enclosed postage-prepaid envelope. Shares represented by a properly executed proxy received prior to the vote at the Annual Meeting and not revoked will be voted at the Annual Meeting as directed on the proxy. If a properly executed proxy is submitted and no instructions are given, the proxy will be voted for the election of each of the three proposals in this Proxy Statement. It is not anticipated that any matters other than those set forth in the Proxy Statement will be presented at the Annual Meeting. If other matters are presented, proxies will be voted in accordance with the discretion of the proxy holders.


                 SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS
                                 AND MANAGEMENT

         The following table sets forth certain information regarding the beneficial ownership of Common Stock as of September 28, 2001 of (i) each director of the Company, (ii) the Company's Chief Executive Officer and its other four most highly compensated executive officers, (iii) all directors and executive officers as a group and (iv) each person known to the Company to be the beneficial owner of more than 5% of the issued and outstanding Common Stock. As of September 28, 2001, 34,373,820 shares of Common Stock were outstanding. Additionally, there are currently outstanding 5,325,645 shares of Preferred Stock, each of which is entitled to vote upon matters presented at the Meeting on an "as-if" converted basis. The Preferred shares are currently convertible into 6,488,781 shares of Common Stock.

                                                            AMOUNT AND NATURE OF                PERCENTAGE OF
                                                            BENEFICIAL OWNERSHIP            OUTSTANDING SHARES OF
         NAME **                                            OF COMMON STOCK (1)            COMMON STOCK OWNED (1)
         ----                                               -------------------            ----------------------

Andrew J. Frawley (2) ...........................                2,842,747                           7.9%

Ramanan Raghavendran (3).........................                    2,500                           *

Dean F. Goodermote (4) ..........................                   32,500                           *


William Bryant (5) ..............................                   40,031                           *

Deven Parekh (6).................................               40,160,743                          54.1%

J. Chris Wagner..................................                        0                           *

N. Wayne Townsend (7)............................                  184,900                           *

F. Daniel Haley (8)..............................                  193,752                           *

Tony Heywood (9).................................                  168,457                           *

THK Private Equities (10)........................               19,990,136                          36.8%

Boston Pipes, LLC (11)...........................               12,493,835                          26.7%

InSight Venture Partners (12)....................               40,160,743                          54.1%

All directors and executive
  officers as a group (twelve
  persons).......................................               43,692,187                          57.1%




*     Indicates less than 1% of the outstanding shares of Common Stock.

** Addresses are given only for beneficial owners of more than 5% of the outstanding shares of Common Stock.

(1) Beneficial ownership is calculated in accordance with the rules of the Securities and Exchange Commission. In computing the number of shares beneficially owned by a person and the percentage ownership of that person, shares of Common Stock subject to options held by that person that are currently exercisable or become exercisable within 60 days following September 28, 2001 are deemed outstanding. However, such shares are not deemed outstanding for the purpose of computing the percentage ownership of any other person. Unless otherwise indicated in the footnotes to this table, the persons and entities named in the table have sole voting and sole investment power with respect to all shares beneficially owned, subject to community property laws where applicable.

(2) Includes 273,290 shares of Common Stock subject to options that are exercisable within 60 days of September 28, 2001 and 1,249,383 shares of Common Stock subject to conversion of debentures within 60 days of September 28, 2001. Pursuant to a Securities Purchase Agreement entered into with the Company on August 29, 2001, Mr. Frawley controls Convertible Debentures upon which interest accrues at a rate of 12 percent per annum and which are convertible into Common Stock in an amount equal to 103 percent of the principal, plus accrued interest, divided by a conversion price of $.3183 per share.

         Mr. Frawley's address is 89 South Street, Boston, MA  02211.

(3) Includes 2,500 shares of Common Stock subject to options that are exercisable within 60 days of September 28, 2001.

(4) Includes 30,500 shares of Common Stock subject to options that are exercisable within 60 days of September 28, 2001.

(5) Includes 36,510 shares of Common Stock subject to options that are exercisable within 60 days of September 28, 2001.

(6) Mr. Parekh has beneficial ownership of the shares listed pursuant to his status as a partner at InSight Venture Partners. Includes 4,974,697 shares held by InSight Venture Partners IV, L.P.; 683,752 shares held by InSight Venture Partners (Cayman) IV, L.P.; 42,828 shares held by InSight Venture Partners IV (Fund B), L.P.; and 787,503 held by InSight Venture Partners IV (Co-Investors), L.P. The InSight entities are referred to collectively as "InSight". Pursuant to a Securities Purchase Agreement entered into between InSight and the Company on January 10, 2001, InSight owns 5,325,645 shares of Convertible Preferred Stock upon which dividends accrue daily at a rate of 10 percent per annum and compound quarterly. Insight has voting rights over these shares on an "as if" converted basis and these shares are convertible into 6,488,781 shares of Common Stock within 60 days of September 28, 2001.

         Also includes 25,628,613 shares exercisable within 60 days of September 28, 2001 held by InSight Venture Partners IV, L.P., 3,522,551 shares exercisable within 60 days of September 28, 2001 held by InSight Venture Partners (Cayman) IV, L.P., 220,641 shares exercisable within 60 days of September 28, 2001 held by InSight Venture Partners IV (Fund
         B), L.P., and 4,057,054 shares exercisable within 60 days of September 28, 2001 held by InSight Venture Partners IV (Co-Investors), L.P. Pursuant to a Securities Purchase Agreement entered into with the Company on August 29, 2001, InSight owns Convertible Debentures upon which interest accrues at a rate of 12 percent per annum and which are convertible into Common Stock in an amount equal to 103 percent of the principal, plus accrued interest, divided by a conversion price of $.3183 per share.

         InSight's address is 680 Fifth Avenue, Eighth Floor, New York, New York, 10019.

(7) Includes 144,298 shares of Common Stock subject to options that are exercisable within 60 days of September 28, 2001.

(8) Includes 193,750 shares of Common Stock subject to options that are exercisable within 60 days of September 28, 2001.

(9) Includes 168,457 shares of Common Stock subject to options that are exercisable within 60 days of September 28, 2001.

(10) Includes 19,990,136 shares of Common Stock subject to conversion within 60 days of September 28, 2001. Pursuant to a Securities Purchase Agreement entered into with the Company on August 29, 2001, THK Private Equities owns Convertible Debentures upon which interest accrues at a rate of 12 percent per annum and which are convertible into Common Stock in an amount equal to 103 percent of the principal, plus accrued interest, divided by a conversion price of $.3183 per share.

         THK Private Equities' address is 1730 So. El Camino Real, Suite 400, San Mateo, CA 94402.

(11) Includes 12,493,835 shares of Common Stock subject to conversion within 60 days of September 28, 2001. Pursuant to a Securities Purchase Agreement entered into with the Company on August 29, 2001, Boston Pipes LLC owns Convertible Debentures upon which interest accrues at a rate of 12 percent per annum and which are convertible into Common Stock in an amount equal to 103 percent of the principal, plus accrued interest, divided by a conversion price of $.3183 per share.

         Boston Pipes, LLC's address is 2373 Broadway, Suite 1208, New York, NY 10024.

(12)     See Footnote (6) for information regarding Insight Venture Partners.


CHANGE IN CONTROL

         Under certain circumstances, based upon the securities of the Company currently outstanding, the conversion or exercise, as the case may be, of the Convertible Debentures, Series A Convertible Redeemable Preferred Stock, and the warrants may at a subsequent date result in a change of control of the Registrant.


                                 PROPOSAL NO. 1

              APPROVAL OF AMENDMENT TO CERTIFICATE OF INCORPORATION

GENERAL

        On September 27, 2001 the Company's Board of Directors approved and recommended to the shareholders that they approve separate amendments to the Company's Certificate of Incorporation to provide the Company with the option to effect one or more reverse stock splits of the issued and outstanding Common Stock at ratios of twenty-to-one, thirty-to-one, and forty-to-one, if the Board of Directors determines that any such action is necessary and in the best interests of the Company and its stockholders. If implemented, the Company would continue to have 150,000,000 authorized shares of Common Stock after a reverse stock split. The decision of whether to implement a reverse stock split, if authorized by the stockholders, will be determined by the Compnay's Board of Directos in its sole discretion

THE REVERSE STOCK SPLIT

         If the shareholders approve the reverse stock split, management intends to effect the reverse stock split as soon as practicable subsequent to receiving the requisite shareholder approval and will notify shareholders of the effectiveness of the reverse stock split by a press release. The Board of Directors reserves the right, notwithstanding shareholder approval and without further action by the shareholders, to abandon the reverse stock split, if, at any time prior to filing the Certificate of Amendment with the Delaware Secretary of State, the Board of Directors, in its sole discretion, determines that the reverse stock split is no longer in the best interests of the Company and its shareholders.

REASONS FOR THE REVERSE STOCK SPLIT

         The primary reason for the reverse stock split is to is to combine the outstanding shares of Common Stock in order to increase the price per share of the Common Stock above the minimum bid requirement of $1.00 per share required by The Nasdaq Stock Market, Inc. ("Nasdaq"). The Common Stock is quoted on The Nasdaq National Market.

         The Company received a letter dated August 15, 2001, from the staff of Nasdaq (the "Staff") advising the Company that the bid price for its Common Stock had been below $1.00 per share for a period of thirty consecutive trading days. The Staff further advised the Company that it would be given a period of ninety days within which to comply with the minimum bid price requirement in order to maintain its listing on The Nasdaq National Market. Therefore, in order to maintain this listing, the Company was notified that it was required to demonstrate a closing bid price of at least $1.00 per share for ten consecutive days on or before November 13, 2001.

         In response to the extraordinary market conditions following the tragedy of September 11th, Nasdaq has implemented an across-the-board moratorium on the minimum bid requirements for continued listing on Nasdaq. Although a proposal to suspend these requirements until January 2, 2002, was approved by the Nasdaq Board of Directors and is effective immediately, there can be no assurances that the moratorium will continue after January 2, 2002.

         The Company believes that, if the reverse stock split is implemented, it is likely that the closing bid price of the Common Stock will increase above $1.00 and the Company would be in compliance with the minimum bid price requirement. The reverse stock split would decrease the number of issued and outstanding shares of Common Stock, presumably increasing the per share market price of the Common Stock; however, the price per share of the Common Stock is also based on our financial performance and other factors, some of which may be unrelated to the number of shares outstanding. Accordingly, there can be no assurance that the closing bid price of the Common Stock after the reverse stock split will increase in an amount proportionate to the decrease in the number of issued and outstanding shares or will increase at all or that any increase can be sustained for a prolonged period of time. Furthermore, even if the closing bid price of the Common Stock increases to above $1.00, there can be no assurance that the Company will be able to maintain compliance with all of the requirements of The Nasdaq National Market maintenance standards. If the Company fails to maintain compliance with one or more of these requirements, the Common Stock would be subject to delisting from The Nasdaq National Market. Although the Company believes that the reverse stock split will have no detrimental effect on the total value of the Common Stock there can be no assurance that the total value of the Common Stock after the reverse stock split will be the same as before. To the extent that a shareholder's holding is reduced by reason of the reverse stock split to less than 100 shares of Common Stock, the brokerage fees for the sale of such shares will in all likelihood be higher than the brokerage fees applicable to the sale of round lots of shares. The Company believes that the long-term interests of our shareholders are best served by maintaining a Nasdaq listing for the Company's shares. The reasoning is as follows:

     |X| A listing will preserve liquidity. The Company is actively traded so listing will help retain market makers. As The Nasdaq National Market is regulated, market makers tend to adhere to standards which result in tighter spreads, reduced volatility and greater depth of supply and demand. All these factors contribute to the perception and reality of enhanced liquidity which is important to attracting new shareholders and equally important to existing shareholders.

     |X| A listing will sustain visibility to the investment community. If our listing is maintained, our share price will be quoted daily in The Wall Street Journal.
     |X| A listing will enhance credibility with investors and customers. The fact that Nasdaq has reviewed the Company's plan and chosen to permit continued listing is a positive comment on the viability of the plan.
     |X| A listing will create acquisition currency. If our shares are not listed, it will be increasingly difficult to persuade acquisition targets to accept the Company shares.
     |X| A listing will expand the universe of potential investors. Many individual and institutional investors will not buy unlisted shares.
     |X|  A listing will enhance access to capital.
     |X| A listing, once lost, is more difficult to regain than it is to maintain.
     |X| The alternative to a Nasdaq listing is the Over-the-Counter Bulletin Board. With regard to market makers and liquidity, the Over-the-Counter Bulletin Board lacks the status and recognition inherent in a Nasdaq listing.

         IN ADDITION TO THE REASONS ARTICULATED ABOVE, THE IMPLEMENTATION OF A REVERSE STOCK SPLIT WOULD DECREASE THE NUMBER OF ISSUED AND OUTSTANDING SHARES OF COMMON STOCK, THEREBY INCREASING THE NUMBER OF AUTHORIZED SHARES OF COMMON STOCK AVAILABLE FOR ISSUANCE. ACCORDING TO THE TERMS OF A SECURITIES PURCHASE AGREEMENT, DATED AS OF AUGUST 29, 2001, AMONG THE COMPANY AND THE PURCHASERS IDENTIFIED THEREIN, IF THE COMPANY AND ITS SHAREHOLDERS FAIL TO ENSURE THAT THERE ARE SUFFICIENT AUTHORIZED AND UNISSUED SHARES AVAILABLE TO ENABLE THE COMPANY TO ISSUE COMMON STOCK UPON THE EXERCISE OR CONVERSION OF THE WARRANTS AND CONVERTIBLE DEBENTURES ISSUED PURSUANT TO THE SECURITIES PURCHASE AGREEMENT, THE INTEREST RATE APPLICABLE TO THE CONVERTIBLE DEBENTURES WILL INCREASE FROM A RATE OF TWELVE PERCENT TO TWENTY PERCENT PER ANNUM. THE IMPLEMENTATION OF THE REVERSE STOCK SPLIT WOULD ENSURE THAT SUFFICIENT COMMON STOCK IS AVAILABLE FOR SUCH CONVERSION.

IMPLEMENTATION OF THE REVERSE STOCK SPLIT

         Pursuant to the reverse stock split, each holder of forty shares of Common Stock, immediately prior to the effectiveness of the reverse stock split would become the holder of one share of Common Stock. The reverse stock split will become effective after the Company files the Certificate of Amendment with the Delaware Secretary of State. If the reverse stock split is approved by the shareholders, the Board of Directors intends to cause the Certificate of Amendment to be filed as soon as practicable after the date of the meeting. However, notwithstanding approval by the shareholders, the Board of Directors may elect not to file, or to delay the filing of, the Certificate of Amendment, if the Board of Directors determines that filing the Certificate of Amendment would not be in the best interest of the Company or its shareholders at such time.

EFFECTS OF THE REVERSE STOCK SPLIT

         With the exception of the number of issued and outstanding shares, the rights and preferences of the shares of Common Stock prior and subsequent to the reverse stock split will remain the same. The reverse stock split may result in some shareholders owning "odd-lots" of less than 100 shares of Common Stock. Brokerage commissions and other costs of transactions in odd-lots are generally somewhat higher than the costs of transactions in "round-lots" of even multiples of 100 shares. The per share par value of the Common Stock will not change as a result of the reverse stock split. In addition, at the effective time each option and warrant to purchase Common Stock and any other convertible security outstanding on the effective time will be adjusted so that the number of shares of Common Stock issuable upon their exercise shall be divided by forty (and corresponding adjustments will be made to the number of shares vested under each outstanding option) and the exercise price of each option and warrant shall be multiplied by forty. No fractional shares will be issued upon the reverse split. In lieu thereof, the Company will pay each holder of a fractional interest an amount in cash equal to the value of such fractional interest as described herein.

EXCHANGE OF STOCK CERTIFICATES

         Upon the effectiveness of the Certificate of Amendment, the reverse stock split will occur without any further action on the part of shareholders and without regard to the date or dates on which the stock certificates are physically surrendered in exchange for certificates representing the number of shares of new Common Stock such shareholders are entitled to receive as a consequence of the reverse stock split. As soon as possible after the effectiveness of the reverse stock split, holders of Common Stock will be notified and requested to surrender their present stock certificates for new certificates representing the number of whole shares of Common Stock into which such shares have been converted as a result of the reverse stock split. Until so surrendered, each current certificate representing shares of Common Stock will be deemed for all corporate purposes after the effectiveness of the reverse stock split to evidence ownership of Common Stock in the appropriately reduced whole number of shares. No service charges will be payable by holders of shares of Common Stock in connection with the exchange of certificates. All of such expenses will be borne by the Company. STOCKHOLDERS SHOULD NOT DESTROY ANY STOCK CERTIFICATES AND SHOULD NOT SUBMIT ANY CERTIFICATES UNTIL REQUESTED TO DO SO.

FRACTIONAL SHARES

         No fractional share certificates for Common Stock will be issued in connection with the reverse stock split, but in lieu thereof, the aggregate number of whole shares resulting from the combination of all fractional shares otherwise issuable will be sold by the Company in public or private transactions as soon as practicable after the effective date on the basis of prevailing market prices of the Common Stock at the time of sale. After the effective date, the Company will pay shareholders entitled to receive a fractional share cash in lieu of their fractional interests upon surrender of their stock certificates. No service charges or brokerage commissions will be payable by shareholders in connection with the sale of fractional interests, all of which costs will be borne by the Company. Shareholders will not be entitled to receive cash for any whole new shares of Common Stock into which their current shares are converted.

FEDERAL INCOME TAX CONSEQUENCES OF THE REVERSE STOCK SPLIT

         The following is a summary of the material federal income tax consequences of the reverse stock split to a shareholder and is for general information purposes only. Shareholders should consult their own tax advisors as to any federal, state, local and foreign tax effects of the reverse stock split in light of their individual circumstances. The change of the old amounts of Common Stock for the new amounts of Common Stock should not have material federal income tax consequences to shareholders. The change of the old amounts of Common Stock for the new amounts of Common Stock generally will not cause any gain or loss to be recognized by a shareholder, except for cash received for a fractional share. A shareholder who receives cash for a fractional share will recognize gain or loss equal to the difference between the amount of cash received and the shareholder's basis in the fractional share. The aggregate basis of the shares of the new amounts of Common Stock, including any fractional share for which a shareholder receives cash, will be the same as the aggregate basis of the old amounts of Common Stock held by the shareholder. A shareholder's holding period for shares of the new amounts of Common Stock will include the holding period for shares of the old amounts of Common Stock held by the shareholder if they are held as a capital asset at the effective time of the reverse stock split. EACH SHAREHOLDER SHOULD CONSULT WITH THE SHAREHOLDER'S OWN TAX ADVISOR ABOUT THE TAX CONSEQUENCES OF THE REVERSE STOCK SPLIT IN LIGHT OF THE SHAREHOLDER'S PARTICULAR CIRCUMSTANCES, INCLUDING THE APPLICATION OF ANY FEDERAL, STATE, LOCAL OR FOREIGN TAX LAW.

ACCOUNTING EFFECTS OF THE REVERSE SPLIT
         Following the effective time, the par value of the Common Stock will remain the same. As a result, the Company's stated capital will be reduced and capital in excess of par value (paid-in capital) increased accordingly. Shareholders' equity will remain unchanged.

NO DISSENTER'S RIGHTS
         Under Delaware law, the Company's Certificate of Incorporation or the Company's By-laws, shareholders are not entitled to dissenter's rights of appraisal with respect to a reverse stock split.

APPROVAL REQUIRED
         In order for the shareholders to authorize the reverse stock split, a majority of the shares of outstanding common stock entitled to vote at the meeting must vote in person or by proxy in favor of this proposal. Abstentions and shares held in street name that are not voted on this proposal will have the same effect as a vote against the proposal.

         THE BOARD OF DIRECTORS DEEMS PROPOSAL NO. 1 TO BE IN THE BEST INTERESTS OF THE COMPANY AND ITS STOCKHOLDERS AND UNANIMOUSLY RECOMMENDS A VOTE "FOR" THE PROPOSAL.

                             EXECUTIVE COMPENSATION


SUMMARY COMPENSATION TABLE

         The table below sets forth certain compensation information for the fiscal years ended December 31, 2000, 1999, and 1998 with respect to the Company's Chief Executive Officer and its other four most highly compensated executive officers (the "Named Executive Officers") whose 2000 compensation exceeded $100,000.

                                                                                          LONG-TERM
                                                                                         COMPENSATION
                                                                                            AWARDS
                                                           ANNUAL              ---------------------------------
            NAME AND                                   COMPENSATION(1)            RESTRICTED       SECURITIES
                                                 --------------------------         STOCK          UNDERLYING         ALL OTHER
        PRINCIPAL POSITION         YEAR              SALARY       BONUS           AWARDS(2)        OPTIONS (3)       COMPENSATION
-------------------------------  --------        ------------  ------------    ----------------  ---------------   ----------------
J. Chris Wagner                    2000                --            --              --                --                --
President and Chief                1999                --            --              --                --                --
Executive Officer                  1998                --            --              --                --                --


Andrew J. Frawley                  2000           $ 275,000     $ 21,700        $  1,179,628        250,000              --
Chairman of the Board              1999           $ 275,000     $ 55,000        $ 28,683,260        300,000              --
                                   1998           $ 200,000     $100,000        $ 16,661,664        210,000              --


N. Wayne Townsend                  2000           $ 166,271     $ 18,081                  -          70,000              --
Sr Vice President,                 1999           $ 134,375     $ 77,762        $    286,647         60,000              --
Services                           1998           $ 134,375     $ 77,762        $    736,088         23,000              --

Tony Heywood                       2000 (4)       $ 165,000     $ 50,003             --             400,000              --
Sr Vice President,                 1999 (4)            --            --              --                --                --
International                      1998 (4)            --            --              --                --                --

F. Daniel Haley                    2000           $ 185,417     $ 10,850             --             110,000              --
Chief Financial Officer            1999           $ 150,000     $ 48,653             --             120,000              --
                                   1998 (5)       $  21,635     $ 25,000             --             200,000              --
---------------

(1) Excludes certain perquisites and other benefits the amount of which did not exceed 10% of the employee's total salary and bonus.

(2) Represents the value of vested restricted stock at December 31, 2000, 1999 and 1998 using a fair market value for the Common Stock of $1.22, $27.94, and $9.81 per share, respectively.

(3) In December 2000, the Comapny offered employees the opportunity to participate in a program, pursuant to which each employee could elect to replace certain outstanding options with new options on a one-for-one basis. All options granted to executive officers in 2000 were cancelled and returned to the Comapny on December 15, 2000 pursuant to the program and then re-issued on June 18, 2001 at an exercise price of $1.18 per share.

(4) Reflects compensation for Mr. Heywood from the date he began employment with the Company, February 7, 2000.

(5) Reflects compensation for Mr. Haley from the date he began employment with the Company, November 1, 1998.

OPTION GRANTS IN LAST FISCAL YEAR

    The following table sets forth information regarding grants of stock options to the Named Executive Officers during the fiscal year ended December 31, 2000.

                                   NUMBER OF         PERCENT
                                  SECURITIES         OF TOTAL
                                  UNDERLYING         OPTIONS
                                    OPTIONS         GRANTED TO       EXERCISE                      GRANT DATE
                                   GRANTED         EMPLOYEES IN      OR BASE       EXPIRATION       PRESENT
             NAME                  (SHARES)         FISCAL 2000      PRICE (1)       DATE           VALUE(2)
----------------------------------------------------------------------------------------------------------------
      J. Chris Wagner                 --                --               --            --               --

      Andrew J. Frawley               250,000          5.2%          $47.75          1/27/09             $0

      N. Wayne Townsend                70,000          1.5%          $47.75          1/27/09             $0

      Tony Heywood                    300,000          6.2%          $47.75          1/27/09             $0

      Tony Heywood                    100,000          2.1%          $20.94          6/13/05             $0

      F. Daniel Haley                 110,000          2.3%          $47.75          1/27/09             $0

----------

(1) The exercise price for the options was based on the market price of the underlying Common Stock on the date of issuance.

(2) In December 2000, the Comapny offered employees the opportunity to participate in a program, pursuant to which each employee could elect to replace certain outstanding options with new options on a one-for-one basis. All options granted to executive officers in 2000 were cancelled and returned to the Comapny on December 15, 2000 pursuant to the program and then re-issued on June 18, 2001 at an exercise price of $1.18 per share.

AGGREGATE OPTION EXERCISES IN LAST FISCAL YEAR AND FISCAL YEAR-END OPTION VALUES

         The following table sets forth information with respect to the stock options exercised during the fiscal year ended December 31, 2000, and the unexercised stock options held at the end of such fiscal year by the Named Executive Officers.

                                                         NUMBER OF SECURITIES
                                                         UNDERLYING UNEXERCISED              VALUE OF UNEXERCISED
                                                            OPTIONS HELD AT                  IN-THE-MONEY OPTIONS
                                                          DECEMBER 31, 2000(1)               DECEMBER 31, 2000(2)
                                                       -----------------------------------------------------------------
                            SHARES
                           ACQUIRED       VALUE
          NAME            ON EXERCISE    REALIZED       EXERCISABLE  UNEXERCISABLE         EXERCISABLE  UNEXERCISABLE
------------------------------------------------------------------------------------------------------------------------
J. Chris Wagner               --             --             --               --               --              --

Andrew J. Frawley           409,296      $5,785,575       128,604          277,500         $      0        $      0

N. Wayne Townsend            60,450      $  782,405        45,800          106,750         $ 16,088        $ 50,050

Tony Heywood                  --             --             --               --               --              --

F. Daniel Haley              79,000      $2,694,405        50,000           87,500         $      0        $      0

----------
(1) "Exercisable" refers to those options which were both exercisable and vested, while "Unexercisable" refers to those options which were unvested.

(2) Based on the difference between the aggregate exercise price and the closing price of the Common Stock of $1.22 per share on the Nasdaq National Market as of December 31, 2000.

COMPENSATION OF DIRECTORS

         Mr. Wagner and Mr. Frawley are full-time officers of the Company; they receive no additional compensation for serving on the Board of Directors or its committees. No other director is a full-time officer of the Company. The 1998 Director Stock Option Plan provides for the grant of stock options to non-employees directors, but no stock options were granted to non-employee Directors during 2000. Directors who are employees of the Company are not paid any fees or additional compensation for service as members of the Board or any committee thereof. The Company may enter from time to time into customary arrangements with respect to fees and other compensation (including expense reimbursement) for directors who are not employees of the Company or any of its subsidiaries.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

         None of the members of the Audit Committee or the Compensation Committee is a past or current officer or employee of the Company.

                          COMPENSATION COMMITTEE REPORT
                        ON EXECUTIVE OFFICER COMPENSATION


COMPENSATION PHILOSOPHY AND OBJECTIVES

         The Company's compensation philosophy is that executive officer compensation should reflect the value created and protected for stockholders, while furthering the Company's short- and long-term strategic goals and values by aligning compensation with business objectives and individual performance. Short- and long-term compensation should provide an incentive for the achievement of strategic goals, be tied to the Company's achievement of quarterly performance targets and attract and retain qualified executive officers essential to the long-term success of the Company. Accordingly, the Company's executive officer compensation package consists of three primary components: base salary, quarterly and annual cash bonuses and grants of stock options.

         In evaluating its executive officers' performance, the Company generally follows the process outlined below:

          o Prior to or shortly after the beginning of each fiscal year, the Company sets goals and objectives that are reviewed with, and ultimately approved by, the full Board of Directors. The Chief Executive Officer reports to the Board on the Company's progress toward the achievement of these goals and objectives throughout the year at Board meetings and at other times as necessary.

          o The Chief Executive Officer submits for the Compensation Committee's consideration at the end of the fiscal year the amount of proposed compensation (following fiscal year base salary, current fiscal year cash bonus and stock option awards) for himself and for the Company's other executive officers. The executive officers' fiscal year cash bonus is payable upon the achievement of well-defined objectives established at the beginning of each year. The following fiscal year base salary, as well as current year stock option awards, are based on more subjective factors, including the Board of Directors' evaluation of the Company's success in meeting its strategic objectives during the most recent fiscal year and the Chief Executive Officer's subjective evaluation of each executive officer's individual performance relative to a set of pre-determined individual performance objectives.

          o The Compensation Committee acts upon the recommendations made with respect to the executive officers after weighing the Board of Directors' evaluation of the Company's overall achievements for the year, the Chief Executive Officer's discussion of each executive officer's individual performance for the year and each executive officer's current level of compensation. The Compensation Committee performs a comprehensive review of the compensation paid to the Company's executive officers. That review, combined with the Compensation Committee members' general industry experience, enables the Compensation Committee to assess whether proposed compensation levels are in keeping with industry norms. Additionally, the Compensation Committee retains outside consultants to evaluate and help establish competitive compensation levels appropriate to various executive roles.

          o The Compensation Committee applies the same criteria in evaluating the Chief Executive Officer's cash compensation as that applied to the other executive officers of the Company as previously explained.

COMPENSATION FOR FISCAL 2000

CHIEF EXECUTIVE OFFICER COMPENSATION

         Mr. Wagner was not the Chief Executive Officer for the fiscal year ended December 31, 2000. At that time, and until July 26, 2001, Mr. Andrew J. Frawley was Chief Executive Officer of the Company.

         In January 2000, the Compensation Committee determined that Mr. Frawley achieved the major objectives of the previous year, including the successful completion of a follow on stock offering in June 1999 and the identification and acquisition of the eXstatic Software (formerly Gino Borland, Inc.) in August 1999, and awarded Mr. Frawley a bonus accordingly. The actual bonus granted to Mr. Frawley for fiscal 1999 was $55,000, which was paid based on the achievement of quarterly objectives throughout the year. In addition, the Compensation Committee set Mr. Frawley's 2000 annual base salary at the same $275,000 level paid in 1999, feeling that it represented a level commensurate with chief executive officers of other public companies who are of similar size and growth characteristic.

         In January 2001, the Compensation Committee determined that Mr. Frawley achieved many of the major objectives of the previous year, including the successful development and rollout of the Company's new solution suite, Xchange 7.0, and the successful acquisition and integration of Knowledge Stream Partners, Inc. and Customer Analytics, Inc. Mr. Frawley received Q1 and Q2 bonuses in the aggregate of $21,700 based on the achievement of specified quarterly objectives. However, as a result of the Company's failure to meet pre-determined expectations in the third quarter of 2000, Mr. Frawley did not receive any bonus for the second half of the year. The Compensation Committee set Mr. Frawley's 2001 annual base salary at $275,000, feeling that it represented a level commensurate with chief executive officers of other public companies who are of similar size and growth characteristic.


REPORT ON EXECUTIVE COMPENSATION

         In January 2000, Mr. Frawley recommended, and the Compensation Committee accepted, base salary increases for the executive staff of up to 17%. The increases were determined after reviewing performance against goals and objectives set for the year and also against salaries of similar positions in comparable companies.

         The executive officers' stock options awarded during the year to executive officers who were employed as of January 1, 2000, other than Mr. Frawley, amounted to 1,512,193 shares of Common Stock.

CONCLUSION

         The Company does not believe that section 162(m) of the Internal Revenue Code, which disallows a tax deduction for certain compensation in excess of $1 million, will generally have an effect on the Company.

         The Compensation Committee believes that the total 2000-related compensation of the Chief Executive Officer and each of the executive officers, as described above, is fair and is within the range of compensation for executive officers in similar positions at comparable companies.

                                       COMPENSATION COMMITTEE
                                       Dean Goodermote
                                       William Bryant


                                 PROPOSAL NO. 2

                  APPROVAL OF AMENDMENT TO 1998 INCENTIVE PLAN

         On September 27, 2001, the Board of Directors increased the authorized number of shares of Common Stock reserved for issuance under the Company's 1998 Stock Incentive Plan (the "Plan") from 9,400,000 to 46,600,000 (to be adjusted accordingly if the reverse stock splits comtemplated in Proposal No. 1 above are approved). The Company, through the granting of incentive and nonstatutory stock options, provides incentives to key employees and other persons who provide services to the Company by enabling them to acquire or increase their proprietary interest in the Company.

         The affirmative vote of the holders of a majority of Common Stock present at the Meeting, in person or by proxy, is required to approve the amendment to the Plan.

SUMMARY DESCRIPTION OF THE 1998 STOCK INCENTIVE PLAN

         The Plan is administered by the Compensation Committee of the Board of Directors. Subject to the terms of the Plan, the Compensation Committee has complete authority to designate persons to receive awards, to grant the awards, to determine the form of the awards and to fix all terms of any awards granted. Incentive stock options, which are intended to meet the requirements of Section 422 of the Internal Revenue Code of 1986, as amended (the "Code"), may be granted only to officers and other employees of the Company and must have an exercise price of not less than 100% of the fair market value of the Company's Common Stock on the date of grant (not less than 10% for incentive stock options granted to any 10% stockholder of the Company). The aggregate exercise price of the shares of Common Stock as to which an incentive stock option becomes exercisable in any calendar year may not exceed $100,000. The term of an incentive stock option may not exceed ten years (five years in the case of an incentive stock option granted to any 10% stockholder of the Company). Nonstatutory stock options may be granted on such terms (date of grant, vesting, number of shares and exercise price) as the Board may determine, subject to the terms of the Plan. Grants of restricted stock may be made to eligible persons and are evidenced by a restricted stock agreement, subject to the terms of the Plan. The Plan may be terminated or amended by the Board of Directors at any time, subject to any required regulatory approval. The stockholders of the Company must approve any amendment if such approval is required to comply with any applicable tax or regulatory requirement.

FEDERAL INCOME TAX CONSEQUENCES TO THE COMPANY AND THE PARTICIPANTS

         NONSTATUTORY OPTIONS. There are no Federal income tax consequences to the Company or the participants upon grant of nonstatutory options. Upon the exercise of such an award (or other realization event, such as the lapse of a forfeiture restriction), (i) the participant will recognize ordinary income in an amount equal to the amount by which the fair market value of the Common Stock acquired upon the exercise of such award exceeds the exercise price, if any, and
(ii) the Company will receive a corresponding deduction. A sale of Common Stock so acquired will give rise to a venture gain equal to the difference between the fair market value of the Common Stock on the exercise and sale dates.

         INCENTIVE STOCK OPTIONS. Except as noted below, there are no Federal income tax consequences to the Company or the participant upon grant or exercise of an incentive stock option. If the participant holds shares of Common Stock purchased pursuant to the exercise of an incentive stock option for at least two years after the date the option was granted and at least one year after the exercise of the option, the subsequent sale of Common Stock will give rise to a long-term capital gain or loss to the participant and no deduction will be available to the Company. If the participant sells the shares of Common Stock within two years after the date an incentive stock option is granted or within one year after the exercise of an option, the participant will recognize ordinary income in an amount equal to the difference between the fair market value at the exercise date and the option exercise price, and the Company will be entitled to an equivalent deduction. Some participants may have to pay alternative minimum tax upon exercise of an incentive stock option.

         RESTRICTED STOCK AWARDS. When a participant receives an award of restricted stock that is subject to a substantial risk of forfeiture, the participant will not have to report any taxable income except as follows: if (i) the participant makes an "83(b) election", at the date the participant receives the restricted stock award he or she will have to report compensation income equal to the difference between the value of the shares and the price paid for the shares, if any (value is determined without regard to the risk of forfeiture); and (ii) if the participant does not make an 83(b) election, at the date or dates the substantial risk of forfeiture that applies to the award expire, the participant will have to report compensation income equal to the difference between the then-value of the shares and the price paid for the shares, if any. Participants may have to report taxable gain or loss when they sell the shares they received as restricted stock awards.

         Although the foregoing summarizes the essential features of the Plan, it is qualified in its entirety by reference to the full text of the Plan as amended, which is attached as Exhibit 1 to this Proxy Statement.


                                NEW PLAN BENEFITS

                            1998 STOCK INCENTIVE PLAN

         The following table sets forth, as of September 28, 2001, the number of options to purchase Common Stock under the 1998 Stock Incentive Plan since the Plan was adopted by the Company by each of (i) the Company's Chief Executive Officer and its other four most highly compensated executive officers, (ii) all directors of the Company who are not executive officers of the Company as a group, (iii) all present executive officers of the Company as a group, and (iv) all employees of the Company, including all other current officers, as a group:


NAME AND POSITION                                                                NUMBER         DOLLAR VALUE(1)
                                                                                OF UNITS
J. Chris Wagner, President and CEO (2)                                      1,943,552                 --
Andrew J. Frawley, Chairman of the Board (3)..................................800,000                 --
N. Wayne Townsend, Senior Vice President, Services (4)........................275,000                 --
Tony Heywood, Senior Vice President International (5).........................700,000                 --
F. Daniel Haley, Chief Financial Officer(6)...................................385,000                 --
All Directors who are not executive officers as a group                            --                 --
All executive officers as a group                                           4,553,802                 --
All employees of the Company who are not executive officers                 2,850,602                 --


(1) Market value of underlying securities at September 18, 2001, minus the exercise price of "in-the-money" options.

     THE BOARD OF DIRECTORS DEEMS PROPOSAL NO. 2 TO BE IN THE BEST INTERESTS OF THE COMPANY AND ITS STOCKHOLDERS AND UNANIMOUSLY RECOMMENDS A VOTE "FOR" APPROVAL THEREOF.


                                 PROPOSAL NO. 3

TO APPROVE THE ISSUANCE OF SHARES OF COMMON STOCK UPON CONVERSION OF SHARES OF SERIES A CONVERTIBLE REDEEMABLE PREFERRED STOCK AND AS DIVIDENDS THEREON.

     On January 10, 2001, (the "Original Issuance Date") the Company issued 5,325,645 shares of Series A Convertible Redeemable Preferred Stock, $0.001 par value per share (the "Series A Preferred Shares"), in a private placement to Insight for an aggregate purchase price of $6.725 million. Dividends accrue on the initial purchase price per share at an annual rate equal to ten percent, and are compounded quarterly. The purchasers may convert the Series A Preferred Share and any accrued dividends into Common Stock at any time. The conversion price, initially set as the initial purchase price per share of $1.2628 may be adjusted periodically as explained herein. In addition, the purchasers may require the Company to redeem any unconverted Series A Preferred Shares at any time after January 10, 2004 at a three percent premium to the initial purchase price per share plus accrued dividends.

         In accordance with Nasdaq Rule 4350, which generally requires stockholder approval for the issuance or potential issuance of securities representing twenty percent or more of an issuer's outstanding listed securities or twenty percent or more of the voting power outstanding before the Original Issuance Date, and under the terms of the agreement pursuant to which the Company sold the Series A Preferred Shares, the Company must solicit shareholder approval for the issuance of shares of Common Stock upon conversion of or in lieu of cash dividends on the Series A Preferred Shares, if the issuance thereof would have otherwise been limited by the rules of the Nasdaq Stock Market. Accordingly, absent shareholder approval, the Company can issue up to 6,488,781 shares of Common Stock upon conversion of the Series A Preferred Shares, which number represents 19.9 percent of the shares of Common Stock outstanding on the Original Issuance Date. If the Company obtains shareholder approval, there is no limit on the number of shares that could be issued upon conversion of or in lieu of cash dividends on the Series A Preferred Shares and such issuance of shares of Common Stock will no longer be subject to shareholder approval under Nasdaq Rule 4350. If the Company does not obtain shareholder approval and, therefore, is not obligated to issue shares representing twenty percent or more of the number of shares outstanding due to restrictions relating to Nasdaq Rule 4350 that the Company is otherwise contractually required to issue, the Company may be required to redeem all or a portion of the outstanding Series A Preferred Shares.

         The number of shares of Common Stock issuable upon conversion of a Series A Preferred Share is determined by dividing the original issuance price of such Series A Preferred Share plus accrued and unpaid dividends by the conversion price then in effect. The conversion price was initially set at $1.2628 and is adjusted if the Company issues any securities for a consideration per share less than the conversion price in effect immediately prior to such issuance. The current conversion price is $.3226. As of September 28, 2001, the number of shares of Common Stock issuable upon conversion of the Series A Preferred Shares is 22,384,018.

         The terms of the Series A Preferred Shares are complex and only briefly summarized in this proxy statement. Stockholders wishing further information concerning the rights, preferences and terms of the Series A Preferred Shares are referred to the full description contained in the Company's Current Report on Form 8-K filed with the SEC on January 24, 2001 and the exhibits to such report.

THE BOARD OF DIRECTORS DEEMS PROPOSAL NO. 3 TO BE IN THE BEST INTERESTS OF THE COMPANY AND ITS STOCKHOLDERS AND UNANIMOUSLY RECOMMENDS A VOTE "FOR" APPROVAL THEREOF.


                              STOCKHOLDER PROPOSALS

         All stockholder proposals that are intended to be presented at the 2002 Annual Meeting of Stockholders of the Company must be received by the Company not later than January 21, 2002, for inclusion in the Board of Directors' proxy statement and form of proxy relating to such annual meeting.

                                 OTHER BUSINESS

                  The Board of Directors knows of no other business to be acted upon at the Meeting. However, if any other business properly comes before the Meeting, it is the intention of the persons named in the enclosed proxy to vote on such matters in accordance with their judgment.


                                        BY ORDER OF THE BOARD OF DIRECTORS

                                        /s/ J. Chris Wagner
                                        ----------------------------------
                                        J. CHRIS WAGNER
                                        PRESIDENT AND CHIEF EXECUTIVE OFFICER
                                        Exchange Applications, Inc.
                                        89 South Street
                                        Boston, MA  02111
October 22, 2001

                           EXCHANGE APPLICATIONS, INC.

                  PROXY SOLICITED BY THE BOARD OF DIRECTORS FOR
              SPECIAL MEETING OF STOCKHOLDERS ON NOVEMBER 20, 2001

         The undersigned hereby appoints J. Chris Wagner and F. Daniel Haley and each of them proxies, each with power of substitution, to vote at the Special Meeting of Stockholders of EXCHANGE APPLICATIONS, INC. to be held on November 20, 2001 (including any adjournments or postponements thereof), with all the powers the undersigned would possess if personally present, as specified on the ballot below on the matters listed below and, in accordance with their discretion, on any other business that may come before the meeting, and revokes all proxies previously given by the undersigned with respect to the shares covered hereby.


                   CONTINUED AND TO BE SIGNED ON REVERSE SIDE

       DETACH HERE ------------------------------------------------------

Detach card below, sign, date and mail in postage paid envelope provided.

                           EXCHANGE APPLICATIONS, INC.
                        89 South Street, Boston, MA 02111


[X] Please mark votes as in this example.

1. Proposal to amend the Certificate of Incorporation to effect one or more reverse stock splits in the ratios set forth below.

(a) A twenty-for-one reverse stock split    FOR [_]   AGAINST [_]   ABSTAIN [_]
(b) A thirty-for-one reverse stock split    FOR [_]   AGAINST [_]   ABSTAIN [_]
(c) A forty-for-one reverse stock split     FOR [_]   AGAINST [_]   ABSTAIN [_]

2. Proposal to ratify the amendment to the 1998 Stock Incentive Plan to increase the number of authorized shares.

FOR [_]
AGAINST [_]
ABSTAIN [_]


3. Proposal to approve the issuance of shares of Common Stock upon conversion of shares of Series A Convertible Preferred Stock.

FOR [_]
AGAINST [_]
ABSTAIN [_]

MARK HERE FOR ADDRESS CHANGE AND [_] NOTE AT LEFT

This proxy when properly executed will be voted in the manner directed herein by the stockholder. If no contrary specification is made, this proxy will be voted FOR Proposal Nos. 1 and 2 and upon such other business as may properly come before the Annual Meeting and any adjournments or postponements thereof in the appointed proxies' discretion.

MARK HERE FOR ADDRESS CHANGE AND NOTE AT LEFT [_]

Please date, sign as name appears at left, and return this proxy in the enclosed envelope, whether or not you expect to attend the meeting. You ma nevertheless vote in person if you do attend.

(Executors, administrators, trustees, custodians, etc. should indicate capacity in which signing. When stock is held in the name of more than one person, each person should sign the proxy.

Signature
         -------------------

Date
    ------------------------